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                                                                       Exhibit 9



                         REPRESENTATIONS, DESCRIPTIONS

                               AND UNDERTAKINGS

                                   REGARDING

                      MORTALITY AND EXPENSE RISK CHARGE,

                  PURSUANT TO RULE 6e-3(T) (b) (13) (iii) (F)
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                       REPRESENTATIONS, DESCRIPTION AND
                           UNDERTAKINGS PURSUANT TO
                       RULE 6e-3(T)(b)(13)(iii)(F) UNDER
                      THE INVESTMENT COMPANY ACT OF 1940

Chubb Life Insurance Company of America ("Chubb"), on behalf of Separate Account C, makes the following representations:

1. Section 6e-3(T) (b) (13) (iii) (F) is being relied upon.

2. The level of mortality and expense risk charge is reasonable in relation to the risks assumed and is within the range of industry practice for comparable contracts.

3. The methodology used to support the representation made in paragraph (2) above is based on an analysis of the mortality and expense risk charges being made in relation to the risks assumed, as well as those in comparable flexible premium contracts filed with the Commission -both single life policies and survivorship policies. Chubb undertakes to keep and make available to the Commission on request the documents used to support the representation in paragraph (2) above.

4. It is expected that the proceeds from explicit sales loads will be sufficient to cover the expected costs of distributing the flexible contracts. If this is ever not the case, Chubb has concluded that there is a reasonable likelihood that the distribution financing arrangement will benefit Separate Account C and policy owners. Chubb undertakes to keep and make available to the Commission on request the memorandum setting forth the basis for this representation.

5. Chubb represents that Separate Account C will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of the company, formulate and approve any plan under Rule 12b-l to finance distribution expenses.



                              /s/ Richard Dielensnyder
                              Richard Dielensnyder, FSA, MAAA
                              Assistant Vice President and
                              Product Actuary